UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2005
Atlas Pipeline Partners, L.P.
(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Rouser Road, Moon Township, Pennsylvania (Address of principal executive offices)	15108 (Zip Code)
Registrant’s telephone number, including area code: (412) 262-2830
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On October 31, 2005, Atlas Pipeline Partners, L.P. (“APL”) entered into a First Amendment to Revolving Credit and Term Loan Agreement, dated April 14, 2005, with Atlas Pipeline New York, LLC, Atlas Pipeline Ohio, LLC, Atlas Pipeline Pennsylvania, LLC, Atlas Pipeline Operating Partnership, L.P., Atlas Pipeline Mid-Continent LLC, Elk City Oklahoma Pipeline, L.P., Elk City Oklahoma GP, LLC and Atlas Arkansas Pipeline LLC as guarantors, Wachovia Bank, National Association, as administrative agent, issuing bank and lender, and Bank of America, N.A., Bank of Oklahoma, N.A., KeyBank National Association, Wells Fargo Bank, N.A., BNP Paribas, Newcourt Capital USA Inc., Comerica Bank, Compass Bank, Citibank Texas, N.A., Fortis Capital Corp., Guaranty Bank, National City Bank, Natexis Banques Populaires, UFJ Bank Limited, New York Branch and WestLB AG, New York Branch. The amendment increased the amount available under the revolving credit facility to $400.0 million and increased the amount available for standby letters of credit to $50.0 million.
     The amendment also revised the financial covenants so that APL is required to maintain a ratio of senior secured debt to EBITDA of not more than 6.0 to 1.0, reducing to 5.75 to 1.0 on March 31, 2006, reducing 4.5 to 1.0 on June 30, 2006 and 4.0 to 1.0 on September 30, 2006; a funded debt to EBITDA ratio of not more than 6.0 to 1.0, reducing to 5.75 to 1.0 on March 31, 2006 and 4.5 to 1.0 on June 30, 2006; and an interest coverage ratio of not less than 2.5 to 1.0, increasing to 3.0 to 1.0 on March 31, 2006. In addition, APL will be required to prepay $175.0 million with the net proceeds of any asset sales or issuances of debt or equity and thereafter to the extent its ratio of senior secured debt to EBITDA exceeds 4.0 to 1.0, except that, following mandatory prepayments of $100.0 million, APL is permitted to use up to $40.0 million of net proceeds from equity issuances to fund construction of its new natural gas processing facility, referred to as Sweetwater.
     The amendment also increased to $275.0 million the amount of senior unsecured debt that APL is permitted to have.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On October 31, 2005, APL completed the acquisition of all of the outstanding equity interests of Atlas Arkansas Pipeline LLC, an Oklahoma limited liability company (formerly known as Enogex Arkansas Pipeline Company), pursuant to the Stock Purchase Agreement dated September 21, 2005 among APL and Enogex Inc. The total consideration was $163.0 million in cash. The purchase price is subject to a post-closing working capital adjustment.
     APL financed the acquisition through borrowings under its $400.0 million revolving credit facility administered by Wachovia Bank, National Association, described in Item 1.01 above.
     Atlas Arkansas Pipeline LLC owns a 75% interest in NOARK Pipeline System, Limited Partnership (“NOARK”). NOARK’s business includes the transmission and gathering of natural gas from oil and gas wells. NOARK’s principal assets consist of a 565-mile FERC-regulated interstate pipeline system which includes approximately 30 supply and delivery interconnections and two compressor stations, and a 365-mile unregulated gas gathering system and 11 associated compressor stations. NOARK’s systems extend from southeast Oklahoma through Arkansas and into southeastern Missouri.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above of this report is hereby incorporated in this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The required financial statements will be filed with an amendment to this report within the time period required by Item 9.01(a)(4).

(b)	Pro Forma Financial Information.

The required pro forma financial information will be filed with an amendment to this report within the time period required by Item 9.01(b)(2).

(c)	Exhibits.

	10.1	First Amendment to Revolving Credit and Term Loan Agreement dated as of October 31, 2005 among Atlas Pipeline Partners, L.P., Wachovia Bank, National Association, as administrative agent and issuing bank and the other parties named therein.

	10.2	Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated January 12, 1998

	10.3	First Amendment to Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated June 18, 1998

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.
	By:	Atlas Pipeline Partners GP, LLC Its General Partner

Dated: November 4, 2005		/s/ Michael L. Staines
		By:	Michael L. Staines
		Title:	President and Chief Operating Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
10.1	First Amendment to Revolving Credit and Term Loan Agreement dated as of October 31, 2005 among Atlas Pipeline Partners, L.P., Wachovia Bank, National Association, as administrative agent and issuing bank and the other parties named therein.

10.2	Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated January 12, 1998

10.3	First Amendment to Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated June 18, 1998